Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW
101 Constitution Ave, NW, Suite 900 Washington, DC 20001 T: 202.689.2800 F: 202.689.2860 nelsonmullins.com

March 27, 2024

AppTech Payments Corp.

5876 Owens Avenue, Suite 100

Carlsbad, California 92008

Ladies and Gentlemen:

We have acted as counsel to AppTech Payments Corp, a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-3, Registration No. 333-265526 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the related Prospectus Supplement filed with the Commission on March 26, 2024 (the “Prospectus Supplement”), relating to (i) the sale by the Company of 2,000,000 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) the sale by the Company, at the option of the Underwriter (as defined below), of up to 300,000 additional shares of Common Stock solely to cover over-allotments (the “Optional Shares,” and, together with the Firm Shares, the “Shares”), being offered by the Company pursuant to the Underwriting Agreement, dated March 26, 2024 (the “Underwriting Agreement”), by and between the Company and EF Hutton LLC, as representative of the several underwriters named in Schedule 1 thereto (the “Underwriter”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issuance of the Shares.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectus Supplement, the Underwriting Agreement, the Company’s Certificate of Incorporation, as amended from time to time, the Company’s Amended and Restated Bylaws, that certain Opinion Certificate dated as of the date hereof and delivered by Meilin Yu, Chief Financial Officer of the Company, and originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

In our aforesaid examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies. We have also assumed the accuracy, completeness and authenticity of the foregoing certifications of officers and statements of fact, on which we are relying, and have made no independent investigations thereof. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon and subject to the foregoing and the other assumptions and qualifications set forth herein, it is our opinion that, as of the date hereof:

(1)	The Firm Shares have been duly authorized and, when issued and delivered by the Company against payment of the consideration set forth in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

(2)	The Optional Shares have been duly authorized, and assuming the due and proper exercise of the Underwriter’s option in accordance with the terms of the Underwriting Agreement and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

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This opinion also is subject to the following qualifications:

(a)	Our opinions as set forth herein are limited in all respects to the federal laws of the United States of America and, to the extent applicable, the General Corporation Law of the State of Delaware. No opinion is given regarding the laws of any other jurisdiction.

(b)	We express no opinion with respect to the registration or qualification of the Securities under any state securities or “Blue Sky” laws.

(c)	This letter is strictly limited to those matters expressly addressed herein. We express no opinion as to any matter not specifically stated to be and numbered above as an opinion.

(d)	This letter is rendered as of the date hereof and we assume no responsibility to update this letter for any changes in applicable law occurring after the date hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K, to be filed on March 27, 2024 and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP

Nelson Mullins Riley & Scarborough LLP

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